Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, January 28, 2021	(302) 883-6592

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2020

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the fourth quarter and year ended December 31, 2020.

We held no major events during the fourth quarter this year.  During the fourth quarter of 2019, we held our fall NASCAR weekend, which consisted of a K&N Pro Series East event, an Xfinity Series event and a NASCAR Cup Series event. Accordingly, the results for the fourth quarter of 2020 are not comparable to last year.

Revenues for the fourth quarter of 2020 were $185,000 compared to $20,794,000 in the fourth quarter of 2019. Operating and marketing expenses were $996,000 in the fourth quarter of 2020 compared to $12,255,000 in the fourth quarter of 2019.  Both decreases were primarily from the aforementioned schedule difference.

General and administrative expenses increased to $1,934,000 in the fourth quarter of 2020 compared to $1,894,000 in the fourth quarter of 2019, primarily from the reopening of Nashville Superspeedway.

Depreciation expense in the fourth quarter of 2020 decreased to $757,000 from $1,097,000 in the fourth quarter of 2019. The decrease is due to $293,000 of accelerated depreciation expense in the fourth quarter of 2019 related to the removal of grandstand seats at our Dover facility.

We incurred $1,170,000 in costs related to the removal of the grandstands during the fourth quarter of 2019.

The adjustment to the contingent obligation was a benefit of $59,000 during the fourth quarter of 2020 compared to an expense of $638,000 in the fourth quarter of 2019. The current year benefit was primarily the result of an increase in the discount rate.

Loss before income taxes for the fourth quarter of 2020 was ($3,377,000) compared to earnings before income taxes of $3,809,000 in the fourth quarter of 2019.

The Company’s effective income tax rate was a benefit of 44.4% in the fourth quarter of 2020 and was impacted by the reversal of a portion of a previously booked valuation allowance on Tennessee state deferred tax assets, which we now expect to realize after entering into an agreement during the fourth quarter to sell approximately 350 acres of property near our Nashville Superspeedway facility.

Net loss for the fourth quarter of 2020 was ($1,879,000) or ($.05) per diluted share compared to net earnings of $2,903,000 or $.08 per diluted share in the fourth quarter of 2019. Net earnings for the fourth quarter of 2019, adjusted for the accelerated depreciation and grandstand removal costs, were $3,958,000.

As of December 31, 2020, the Company had no outstanding indebtedness and approximately $13 million in available cash.

* * *

This release contains or may contain forward-looking statements based on management's beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company's SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues:
Admissions	$-	$2,466	$-	$4,968
Event-related	177	2,929	2,885	6,713
Broadcasting	-	15,389	35,646	34,267
Other	8	10	12	15
	185	20,794	38,543	45,963

Expenses:
Operating and marketing	996	12,255	25,221	29,241
General and administrative	1,934	1,894	7,676	7,524
Depreciation	757	1,097	3,046	4,353
Cost to remove long-lived assets	-	1,170	341	1,170
	3,687	16,416	36,284	42,288

Gain on sale of land	-	-	4,843	4,325

Operating (loss) earnings	(3,502)	4,378	7,102	8,000

Interest (expense) income	(1)	18	(35)	22
Benefit (provision) for contingent obligation	59	(638)	171	(1,005)
Other income	67	51	182	269

(Loss) earnings before income taxes	(3,377)	3,809	7,420	7,286

Income tax benefit (expense)	1,498	(906)	62	(1,786)

Net (loss) earnings	$(1,879)	$2,903	$7,482	$5,500

Net (loss) earnings per common share:
Basic	$(0.05)	$0.08	$0.21	$0.15
Diluted	$(0.05)	$0.08	$0.21	$0.15

Weighted average shares outstanding:
Basic	35,836	35,795	35,836	35,946
Diluted	35,836	35,795	35,836	35,946

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP (LOSS) EARNINGS BEFORE INCOME TAXES

TO ADJUSTED (LOSS) EARNINGS BEFORE INCOME TAXES

AND RECONCILIATION OF GAAP NET (LOSS) EARNINGS TO ADJUSTED NET (LOSS) EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
GAAP (loss) earnings before income taxes	$(3,377)	$3,809	$7,420	$7,286

Gain on sale of land (1)	-	-	(4,843)	(4,325)

Cost to remove long-lived assets (2)	-	1,170	341	1,170

Accelerated depreciation (3)	-	293	-	1,172

Adjusted (loss) earnings before income taxes	$(3,377)	$5,272	$2,918	$5,303

GAAP net (loss) earnings	$(1,879)	$2,903	$7,482	$5,500

Gain on sale of land, net of income taxes (1)	-	-	(3,826)	(3,417)

Cost to remove long-lived assets, net of income taxes (2)	-	844	246	844

Accelerated depreciation, net of income taxes (3)	-	211	-	845

Adjusted net (loss) earnings	$(1,879)	$3,958	$3,902	$3,772

GAAP net (loss) earnings per common share - basic and diluted	$(0.05)	$0.08	$0.21	$0.15

Gain on sale of land, net of income taxes (1)	-	-	(0.11)	(0.09)

Cost to remove long-lived assets, net of income taxes (2)	-	0.02	0.01	0.02

Accelerated depreciation, net of income taxes (3)	-	0.01	-	0.02

Adjusted net (loss) earnings per common share - basic and diluted(4)	$(0.05)	$0.11	$0.11	$0.11

(1)	During 2020, we closed on the sale of a parcel of land at our Nashville Superspeedway facility resulting in a gain of $4,843,000.

During 2019, we closed on the sale of parcels of land at our Nashville Superspeedway facility resulting in gains of $4,186,00 and $139,000.

These transactions were tax effected using our federal statutory rate as we had available state net operating losses.

(2)	Related to the decision to remove grandstand seats at Dover International Speedway, we incurred $341,000 and $1,170,000 of costs to remove these assets in 2020 and 2019, respectively. These amounts were tax effected using our federal and state statutory rates.

(3)	During the third quarter of 2019, we made the decision to remove certain grandstand seating at our Dover International Speedway facility at the end of the 2019 race season. As a result, we shortened the service lives of these assets which resulted in $879,000 and $293,000 of accelerated depreciation being recorded in the third quarter and fourth quarter of 2019, respectively. These amounts were tax effected using our federal and state statutory rates.

(4)	The components of the GAAP net earnings per common share for the year ended December 31, 2019 do not add to the adjusted net earnings per common share due to rounding.

The above financial information is presented using other than generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted earnings (loss) before income taxes, adjusted net earnings (loss) and adjusted net earnings (loss) per common share - basic and diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned gains on sale of land, costs to remove long-lived assets and accelerated depreciation. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to earnings (loss) before income taxes, net earnings (loss) or net earnings (loss) per common share - basic and diluted, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	December 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash	$13,059	$7,577
Accounts receivable	601	645
Inventories	18	18
Prepaid expenses and other	1,557	1,186
Income taxes receivable	24	283
Assets held for sale	5,844	-
Total current assets	21,103	9,709

Property and equipment, net	63,075	71,357
Right of use asset	112	188
Deferred income taxes	2,425	-
Other assets	1,322	1,212
Total assets	$88,037	$82,466

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,061	$119
Accrued liabilities	3,463	3,710
Contract liabilities	1,395	976
Non-refundable deposit	500	-
Total current liabilities	6,419	4,805

Liability for pension benefits	871	1,016
Lease liability	33	112
Non-refundable deposit	-	500
Provision for contingent obligation	3,218	3,389
Deferred income taxes	8,469	8,676
Total liabilities	19,010	18,498

Stockholders' equity:
Common stock	1,786	1,782
Class A common stock	1,851	1,851
Additional paid-in capital	101,207	100,994
Accumulated deficit	(32,032)	(36,968)
Accumulated other comprehensive loss	(3,785)	(3,691)
Total stockholders' equity	69,027	63,968
Total liabilities and stockholders' equity	$88,037	$82,466

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended
	December 31,
	2020	2019
Operating activities:
Net earnings	$7,482	$5,500
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	3,046	4,353
Amortization of credit facility fees	56	61
Stock-based compensation	311	294
Deferred income taxes	(2,552)	413
(Benefit) provision for contingent obligation	(171)	1,005
Gains on equity investments	(115)	(162)
Gain on sale of land	(4,843)	(4,325)
Changes in assets and liabilities:
Accounts receivable	44	31
Inventories	-	3
Prepaid expenses and other	(398)	(181)
Income taxes receivable/payable	215	(380)
Accounts payable	710	(8)
Accrued liabilities	(383)	407
Payable to Dover Downs Gaming & Entertainment, Inc.	-	(9)
Contract liabilities	419	(164)
Liability for pension benefits	(137)	(63)
Net cash provided by operating activities	3,684	6,775

Investing activities:
Capital expenditures	(1,998)	(6,446)
Proceeds from sale of land and equipment, net	5,960	7,224
Non-refundable deposit received	500	500
Purchases of equity investments	(361)	(51)
Proceeds from sale of equity investments	337	40
Net cash provided by investing activities	4,438	1,267

Financing activities:
Borrowings from revolving line of credit	3,880	4,180
Repayments on revolving line of credit	(3,880)	(4,180)
Dividends paid	(2,546)	(3,642)
Repurchase of common stock	(94)	(739)
Credit facility fees	-	(35)
Net cash used in financing activities	(2,640)	(4,416)

Net increase in cash	5,482	3,626
Cash, beginning of year	7,577	3,951
Cash, end of year	$13,059	$7,577